                                                   Filed Pursuant to Rule 424(a)
                                                           File Number 333-94365

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                              SUBJECT TO COMPLETION
            PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 11, 2000

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 11, 2000)

                              _____________ SHARES


                               CISCO SYSTEMS, INC.

                                  COMMON STOCK

                         -------------------------------

     A Cisco shareholder is selling all of the shares. The underwriter is offering __________ shares in the U.S. and Canada.

     The shares are quoted on the Nasdaq National Market under the symbol "CSCO." On February 7, 2000, the average of the high and low price for the Common Stock was $123.97.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTIONS ENTITLED "RISK FACTORS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER. THESE INCLUDE THE RISKS IDENTIFIED ON PAGES 6 THROUGH 12 OF OUR MOST RECENTLY FILED FORM 10-K/A, ON PAGES 9 THROUGH 17 OF OUR 8-K/A FILED ON FEBRUARY 3, 2000 AND ON PAGES 21 THROUGH 36 OF OUR MOST RECENTLY FILED FORM 10-Q/A. FUTURE REPORTS THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION MAY CONTAIN ADDITIONAL RISK FACTORS OR MODIFICATIONS TO EXISTING RISK FACTORS. YOU SHOULD ALSO CONSIDER THESE RISKS AND UNCERTAINTIES.

                               -------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The underwriter has agreed to purchase the shares from the selling shareholder at a price of $___ per share less a discount of $___ per share. The proceeds to the selling shareholder from the sale will be $_____. We will not receive any of the proceeds from the sale of the shares.

     The underwriter proposes to offer the shares of common stock from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The shares will be ready for delivery on or about ________, 2000.

                              -------------------
                              MERRILL LYNCH & CO.
                              -------------------

           The date of this prospectus supplement is ________, 2000.

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Underwriting.................................................................S-X
Legal Matters................................................................S-X
Experts......................................................................S-X

                                   PROSPECTUS

Where You Can Find More Information............................................3
The Company....................................................................4
Plan of Distribution...........................................................4
Selling Shareholder............................................................6
Legal Matters..................................................................7
Experts........................................................................7

                              ---------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

     Capitalized terms used in this prospectus supplement but not otherwise defined shall have the meanings assigned to them in the accompanying prospectus.

                                  UNDERWRITING

GENERAL

     Subject to the terms and conditions set forth in a purchase agreement among us, the selling shareholder and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the selling shareholder has agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling shareholder __________ shares of our common stock.

     In the purchase agreement, the underwriter has agreed, subject to the terms and conditions set forth in the agreement, to purchase all of the shares of our common stock being sold pursuant to the agreement if any of the shares of Cisco common stock being sold under the agreement are purchased. The offering of the shares is contingent upon the closing of the Transaction.

     We and the selling shareholder have agreed to indemnify the underwriter against liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

     The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel and certain other conditions, including the validity of the shares, contained in the purchase agreement, such as the receipt by the underwriter of an officer's certificate. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     The underwriter has advised us and the selling shareholder that it proposes to offer the shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The underwriter has agreed to purchase the shares from the selling shareholder at a price of $___ per share less a discount of $___ per share.

     The expenses of the offering are estimated at $ ___________. We will also bear up to $20 million of the commissions and discounts attributable to the sale of the shares.


QUOTATION ON THE NASDAQ NATIONAL MARKET

     The shares are quoted on the Nasdaq National Market under the symbol
"CSCO."


SHORT POSITIONS

     Until the distribution of the shares is completed, SEC rules may limit the underwriter and some other persons involved in the distribution from bidding for and purchasing our common stock.

     If the underwriter creates a short position in the common stock in connection with the offering, i.e., if it sells more shares than are listed on the cover of this prospectus, the underwriter may reduce that short position by purchasing shares in the open market. Purchases of the common stock to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

     Neither we, the selling shareholder nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we, the selling shareholder nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, if commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Merrill Lynch International is acting as the financial advisor to Pirelli S.p.A. in the Transaction, for which it has received customary fees and commissions. In addition, the underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.


SELLING RESTRICTIONS

     In the United Kingdom, the shares will only be available for subscription pursuant to the offering to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that do not, and will not, constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995. This document is being distributed on the basis that each person in the United Kingdom to whom this document is issued is a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 and, accordingly, by accepting delivery of this document the recipient warrants and acknowledges that it is a person falling within that Article.

     In Italy, this document has not been submitted to the clearance procedure of Commissione Nazionale per la Societa e la Borsa ("CONSOB") and, therefore, the shares may not be offered, sold or delivered, nor may copies of this document or of any other document relating to the shares be distributed, in Italy, except to professional investors ("operatori qualificati"), as defined in
Article 31.2 of CONSOB Regulation No. 11522 of July 1, 1998.

     The shares may be offered and sold in the Federal Republic of Germany only in accordance with the provisions of the Securities Sales Prospectus Act of the Federal Republic of German (Wertpapier-Verkaufsprospektgesetz) and any other applicable German law. Consequently, in Germany, the shares will only be available to persons who by profession or by trade business buy or sell securities for their own or a third party's account.

     In France, the shares may not be directly or indirectly offered or sold to the public, and offers and sales of the shares will only be made in France to qualified investors or to a close circle of investors, in accordance with
Article 6-II of Ordinance no. 67-833 dated September 28, 1967, as amended, and Decree no. 98-880 dated October 1, 1998. Accordingly, this document has not been submitted to the Commission des Operations de Bourse. Neither this document nor any other offering material may be distributed to the public in France.

     The shares may not be offered or sold directly or indirectly by way of a public offering in Belgium. Consequently, in Belgium, the shares will only be available for subscription pursuant to the offering to registered Belgian credit institutions, European Economic Area banks having a branch in Belgium, registered Belgian stockbroking companies, investment funds registered with the Belgian Banking and Finance Commission or insurance companies and pension funds registered with the Belgian Insurance Control Authority, provided in each case that these institutions are investing for their own account.

     The shares may be offered and sold in the Republic of Ireland only to persons in context of their trades, professions or occupations or otherwise in circumstances that have not resulted, and will not result, in an offer to the public in the Republic of Ireland to which the European Communities (Transferable Securities and Stock Exchange) Regulations, 1992 of Ireland would apply.

     This document has not and will not be registered with the Swedish Financial Supervisory Authority. Accordingly, this document may not be made available, nor may the shares otherwise be marketed and offered for sale, in Sweden under the Financial Instruments Trading Act (1991:980).

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriter by Latham & Watkins, New York, New York.

                                     EXPERTS

     The consolidated financial statements of Cisco Systems, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended July 31, 1999 and supplementary consolidated financial statements as of July 31, 1999 and July 25, 1998 and for each of the three years in the period ended July 31, 1999 incorporated in this prospectus by reference to the Current Report on Form 8-K/A filed February 3, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     PricewaterhouseCoopers LLP ("PWC"), Cisco's independent accountants, have notified Cisco that PWC is engaged in discussions with the Securities and Exchange Commission following an internal review by PWC, pursuant to an administrative settlement with the Securities and Exchange Commission, of PWC's compliance with auditor independence guidelines. PWC has advised Cisco that Cisco is one of the companies affected by such discussions. Cisco is not involved in the discussions between the Securities and Exchange Commission and PWC and cannot predict the result of those discussions.

================================================================================






                              ______________ SHARES




                               CISCO SYSTEMS, INC.

                                  COMMON STOCK






                          ----------------------------
                             PROSPECTUS SUPPLEMENT
                          ----------------------------





                               MERRILL LYNCH & CO.








                                 _________, 2000